QKL Stores Inc. Announces First Quarter 2012 Financial Results

-- 1Q12 Revenue Increased 10.6% to $112.0 million from $101.3 million in 1Q11--

-- 1Q12 Gross Profit Increased 5.3% to $19.1 million from $18.1 million in 1Q11 –

Daqing, China, May 15, 2012 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced its financial results for the first quarter ended March 31, 2012.

Mr. Zhuangyi Wang, Chairman and CEO, said, “We finished the first quarter operating a total of 53 stores, comprised of 33 supermarkets, 16 hypermarkets and 4 department stores. As our new store opening plan slows for 2012, the new stores are going to open particularly in the second half of the year, we expect our profitability to improve as we benefit from our new store sales, increased same store sales at existing stores and reduced store opening and promotional expenses.”

“We were also pleased with the improvement of our operating cash flows in the first quarter due to a reduction in inventory after the peak Chinese New Year season and a decrease in other receivables attributable to cash recovery from our vendors after the busy holiday season. We are pleased with our execution in the first quarter and are setting the stage for increased top and bottom line growth in the coming quarters.”

First Quarter 2012 Financial Results

Revenue in the first quarter of 2012 increased 10.6% to $112.0 million from $101.3 million in the first quarter of 2011. Revenue performance reflected the growth of 39 comparable stores, which are stores that have been open for at least one year before the beginning of the comparison period, or by January 1, 2011, as well as sales from the opening of 14 new stores since January 1, 2011. Same-store sales were approximately $93.7 million in the first quarter of 2012, representing an increase of 4.6% from $89.6 million in the first quarter of 2011.The 14 new stores opened since January 1, 2011 generated approximately $18.3 million in sales in the first quarter of 2012.

Gross profit increased 5.3% year over year to $19.1 million, compared to $18.1 million in the prior year period. Gross margin for the first quarter of 2012 was 17.0%, compared to 17.9% for the first quarter of 2011. The increase in gross profit was primarily attributable to the increase in net sales over the prior year period.

Operating expenses increased 18.8% to $17.5 million compared to $14.7 million in the prior year period. This was primarily a result of additional salary, rent and utility expenses, the hiring of more employees, and other operating costs related to the Company’s increased store count over the past year as well as from. Operating income for the first quarter of 2012 decreased to $1.5 million, or 1.4% of sales, from $3.4 million, or 3.3% of sales, in the first quarter of 2011.

First quarter 2012 net income was approximately $0.8 million, or $0.02 per diluted share, compared with $2.6 million, or $0.07 per diluted share, for the same period in 2011.

As of March 31, 2012, the Company had $28.2 million in unrestricted cash with bank loans of $9.5 million, compared to $41.1 million as of March 31, 2011 with no bank loans.

As of March 31, 2012, the Company operated 53 stores. The Company closed 1 store in the first quarter of 2012. The reason for the store close is due to the expiration of the lease contract.

The number of weighted average shares outstanding used in the computation of diluted EPS was approximately 37.0 million in the first quarter 2012.

Net cash provided by operating activities for the 2012 first quarter was $21.5 million compared to $25.5 million in the prior year period. The decrease in cash provided by operating activities primarily reflects net cash inflow caused by the decrease of inventories, and decrease of other receivables. The decrease of inventories was caused by reducing the inventory on hand after the peak Chinese New Year season. The decrease of other receivables is largely attributable to the recovery of money from vendors.

Conference Call

The Company will conduct a conference call to discuss its first quarter 2012 results on Tuesday, May 15, 2012 at 8:30 am ET. Listeners may access the call by dialing #1-719-325-2455. To participate, please dial one of the local access numbers, listed below. The conference call identification number is 10014237.

Participant Dial In (Toll Free):	1-800-860-2442
Participant International:	1-412-858-4600
Canadian Dial In (Toll Free):	1-866-605-3852
China (N) Toll Free:	10-800-712-2304
China (S) Toll Free:	10-800-120-2304
Hong Kong Toll Free:	800-962475

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc.

In China:

Mike Li, Investor Relations

+86-459-460-7987

(Financial Tables on Following Pages)

QKL STORES INC. AND SUBSIDIARIES

Income Statements

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Cash	$28,172,749	$9,037,550
Restricted cash	253	253
Accounts receivable	103,922	115,163
Inventories	41,984,690	54,336,501
Other receivables	8,816,944	11,991,134
Prepaid expenses	4,935,303	6,085,379
Advances to suppliers	7,919,714	10,160,552
Deferred income tax assets	2,687,174	2,972,570
Total current assets	94,620,749	94,699,102
Property, plant and equipment, net	42,495,462	43,042,136
Land use rights, net	745,422	748,410
Goodwill	26,635,125	26,346,942
Other assets	483,353	520,559
Total assets	$164,980,111	$165,357,149
LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term loans	$9,486,616	$10,998,162
Accounts payable	27,901,462	28,417,894
Cash card and coupon liabilities	17,382,802	16,024,437
Customer deposits received	521,969	931,604
Accrued expenses and other payables	13,128,768	14,328,656
Income taxes payable	219,878	227,016
Total current liabilities	68,641,495	70,927,769

Total liabilities	68,641,495	70,927,769
Shareholders’ equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 31,344,590 shares at March 31, 2012 and December 31, 2011	31,345	31,345
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 5,694,549 shares at March 31, 2012 and December 31, 2011	56,945	56,945
Additional paid-in capital	91,805,792	91,589,634
Retained earnings – appropriated	7,282,560	7,282,560
Retained earnings	(14,927,815)	(15,758,416)
Accumulated other comprehensive income	12,089,789	11,227,312
Total shareholders’ equity	96,338,616	94,429,380
Total liabilities and shareholders’ equity	$164,980,111	$165,357,149

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	(Unaudited)
	Three Months Ended March 31,
	2012	2011

Net sales	$112,038,616	$101,311,096
Cost of sales	92,983,490	83,215,616
Gross profit	19,055,126	18,095,480

Operating expenses:
Selling expenses	15,130,888	12,537,203
General and administrative expenses	2,375,774	2,203,617
Total operating expenses	17,506,662	14,740,820

Income from operations	1,548,464	3,354,660

Non-operating income (expense):
Interest income	26,528	289,622
Interest expense	(293,909)	(31,100)
Total non-operating income (loss)	(267,381)	258,522

Income before income taxes	1,281,083	3,613,182

Income taxes	450,482	1,026,054

Net income	830,601	2,587,128

Comprehensive income statement:
Net income	830,601	2,587,128
Foreign currency translation adjustment	862,477	577,630
Comprehensive income	$1,693,078	$3,164,758

Basic earnings per share of common stock	$0.02	$0.07

Diluted earnings per share	$0.02	$0.07
Weighted average shares used in calculating net income per ordinary share – basic	31,344,590	29,768,444
Weighted average shares used in calculating net income per ordinary share – diluted	37,039,139	37,039,139

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$830,601	$2,587,128
Depreciation	1,641,431	1,299,885
Amortization	7,224	7,433
Share-based compensation	216,158	216,158
Deferred income tax	304,196	(93,043)
Loss on disposal of fixed assets	6,137	-
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	11,978	(557,061)
Inventories	12,704,657	8,397,106
Other receivables	3,504,787	11,474,705
Prepaid expenses	1,229,951	(1,472,177)
Advances to suppliers	2,306,768	(281,833)
Accounts payable	(696,663)	(225,817)
Cash card and coupon liabilities	1,257,931	2,646,960
Customer deposits received	(415,828)	(455,801)
Accrued expenses and other payables	(1,398,449)	1,980,840
Income taxes payable	(8,580)	19,291
Net cash provided by operating activities	21,502,299	25,543,774

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(827,585)	(1,942,180)
Decrease of restricted cash	-	20,974
Net cash used in investing activities	(827,585)	(1,921,206)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank loan repayment	(1,581,103)	-
Net cash used in financing activities	(1,581,103)	-

Effect of foreign currency translation	41,588	14,422

Net increase in cash	19,135,199	23,636,990
Cash – beginning of period	9,037,550	17,460,034
Cash – end of period	$28,172,749	$41,097,024

Supplemental disclosures of cash flow information:
Interest paid	$293,909	$31,100
Income taxes paid	$459,062	$991,754